Exhibit 3.100

FOURTH AMENDMENT

TO

FIRST AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LAKE COGEN, LTD.

This FOURTH AMENDMENT dated as of June 4 , 1997 (the “Fourth Amendment”), to First Amended and Restated Limited Partnership Agreement of Lake Cogen, Ltd. (the “Partnership”), dated as of July 24, 1992, as amended by that certain First Amendment, dated as of June 13, 1994, that certain Second Amendment, dated as of January l, 1995 and that certain Third Amendment, dated as of December 29, 1995 (said limited partnership agreement, as so amended, the “Partnership Agreement”) (Terms used herein and not otherwise defined herein have the meanings set forth in the Partnership Agreement.)

W  I  T  N  E  S  S  E  T  H:

WHEREAS, immediately prior hereto, NCP Lake Power Incorporated (“NCP Lake”) and Lake Interest Holdings, Inc. (“LIHI”) were all of the General Partners of the Partnership and Lake Investment, L.P. (“LIL”) and LIHI were all of the Limited Partners of the Partnership;

WHEREAS, GPU International, Inc. (“GPUI”) has assigned to New Lake Corp., a Florida corporation (“Buyer”), its option to acquire from LIHI the 1% General Partner interest and 49% Limited Partnership Interest held by LIHI in the Partnership, and Buyer has exercised said option, all in accordance with the terms of the Lake Option;

WHEREAS, pursuant to the Section 2.4 of the Partnership Agreement, the 1% General Partnership Interest held by LIHI converted to a Limited Partnership Interest upon the consummation of the transfer of the Lake Interest pursuant to the Lake Option and, accordingly, LIHI has ceased to be a General Partner in the Partnership;

WHEREAS, the Partners desire to amend the Partnership Agreement to admit Buyer as a Limited Partner and to reflect the withdrawal of LIHI as a General Partner; and

WHEREAS, the parties hereto desire to further amend the Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.                                 References herein to Recitals, Articles, Sections, Subsections and Exhibits are to the Recitals, Articles, Sections, Subsections and Exhibits of the Partnership Agreement.

2.                                 Capitalized terms used and not otherwise defined herein shall have the meaning assigned to them in the Partnership Agreement.

3.                                 Effective as of the date hereof, Buyer is hereby admitted as Limited Partner in the Partnership.

4.                                 The Partnership Agreement is hereby amended, effective as of the date hereof, as follows:

(a)                            Section 2.4 is deleted in its entirety.

(b)                            Section 6.6(c) is amended by substituting “Buyer” for “LIHI” in the sixth line thereof.

(c)                            Section 7.1 is amended by deleting clause (iv) thereof and inserting the word “and” immediately preceding clause (iii).

(d)                           The following definitions shall be added in Exhibit C immediately following the definition of Good Cause:

“GPUI” shall mean GPU International, Inc., a Delaware Corporation.

(e)                            Section 11.9 is amended in its entirety to read as follows:

“Section 11.9      Restrictions.   Notwithstanding anything to the contrary contained in this Agreement, the affirmative vote of 100% of the General Partner interests and two-thirds of the Limited Partner interests by holders thereof properly authorized and entitled to vote such interests in accordance with all applicable laws and agreements relating thereto shall be necessary to take any of the following actions:

(a)                          The filing of a voluntary petition in bankruptcy or the commencement of a voluntary case by the Partnership under any applicable bankruptcy, insolvency, reorganization, arrangement, adjustment, relief or composition of indebtedness or other similar law now or hereafter in effect or the consent to the entry of an order for relief in an involuntary case under any such law, or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any substantial part of its properties, or the taking of any action in contemplation of any of the foregoing or to liquidate, dissolve or wind up the Partnership;

(b)                          any amendment to this Section 11.9 or Section 16.1 hereof; or

(c)                           (i)             any merger, amalgamation, consolidation or similar transaction involving the Partnership, (ii) any sale, transfer or distribution of all or substantially all of the assets of the Partnership to any other Person or any similar transaction involving the Partnership or (iii) enter into any agreement or transaction with, or make any payment to, NCP Lake or any Affiliate thereof, other than administrative management fees due and payable pursuant to Section 10.1(iv), Distributions made in respect to NCP Lake’s or LIL’s Partnership Interests, or transactions with NCP Lake or LIL in their capacities as a General Partner and a Limited Partner, respectively.”

(f)                             The definition of “Partnership Interest” contained in Exhibit C is amended to read in its entirety as follows;

“Partnership Interest” for each Partner shall be as follows:

Partnership Interest
General Partner:

NCP Lake Power Incorporated	1%

Limited Partners:

Lake Investment, L.P.	48.9%

Lake Interest Holdings Inc.	.1%

Buyer	50%

5.                                 (a)                                 NCP Lake hereby consents to the substitution of Buyer as a Limited Partner and a Substitute Limited Partner of the Partnership as required under Section 13.4.

(b)                                 Pursuant to Section 13.4, Buyer hereby agrees to be bound by the terms and conditions of the Partnership Agreement.

6.                                 (a)                                 The General Partner and a Majority in Interest of the Limited Partners hereby consent to the amendment of the Partnership Agreement as set forth herein, as contemplated by Section 16.1 of the Partnership Agreement. In addition, Limited Partners holding two-thirds of the Limited Partner interests hereby consent to the amendment to Section 11.9 of the Partnership Agreement as set forth herein.

(b)                                 Pursuant to Section 11.9(c), the General Partner and Limited Partners holding two-thirds of the Limited Partnership Interests hereby consent to the making by GPUI of a subordinated loan to the Partnership in a principal amount of up to $3,000,000 on the terms set forth in the form of Subordinated Promissory Note which has heretofore been delivered to such Partners.

7.                                 The undersigned hereby confirm that (i) their obligations under the Partnership Agreement remain in full force and effect on the date hereof and (ii) each reference to any Operative Document or other agreement or instrument in the Partnership Agreement or in any defined term appearing in the Partnership Agreement includes such Operative Document or other agreement or instrument as amended, modified or supplemented through the date hereof.

8.                                 This Fourth Amendment, and the application or interpretation hereof, shall be governed, construed and enforced in accordance with the laws of the State of Florida.

9.                                 Headings in this Fourth Amendment are solely for convenience and are not a part of this Fourth Amendment.

10.                          This Fourth Amendment shall be binding on and inure to the benefit of the respective successors, assigns and personal representatives of the parties hereto, except to the extent of any contrary provision of this Fourth Amendment.

11.                          This Fourth Amendment is expressly amendatory to the Partnership Agreement and, except as specifically amended hereby, the Partnership Agreement shall remain in full force and effect in accordance with the terms thereof.

12.                          Each party to this Fourth Amendment, upon request of the Project Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Fourth Amendment.

13.                          This Fourth Amendment may be executed in counterparts by each of the parties hereto, all of which taken together shall be deemed one original.

14.                          Buyer represents to the Partnership and the General Partner that: (a) it is acquiring its Partnership Interests for its own account for investment and not with a view to or for sale in connection with any distribution of such Partnership Interests in contravention of applicable securities laws (but subject, nevertheless, to any requirement of law that the disposition of its property remain within its control at all times); (b) it understands that the interests in the Partnership have not been registered under the Securities Act or the applicable securities laws of Florida or any other state, and must be held indefinitely unless the interests are so registered or an exemption from such registration is available; and (c) it has such knowledge and experience in business matters that it is capable of evaluating the risks and merits of its investment in the Partnership.

15.                          No waiver of any provision of this Fourth Amendment shall be deemed effective unless contained in a writing signed by the party against whom the waiver is sought to be enforced. No failure or delay by any party in exercising any right, power or remedy under this Fourth Amendment shall operate as a waiver of any such right, power or remedy, and no waiver of any breach or failure to perform shall be deemed a waiver of any subsequent breach or failure to perform or of any other right arising under this Fourth Amendment.

16.                          This Fourth Amendment shall not be effective unless and until TIFD III-C Inc., a Delaware corporation (“TIFD”), shall have consented hereto.

IN WITNESS WHEREOF, the General Partner and a Majority in Interest of the Limited Partners have executed this Fourth Amendment as of the date first above written.

NCP LAKE POWER INCORPORATED,
a Delaware corporation

By:	/s/ David Brauer
	Name:	David Brauer
	Title:	Vice President

LAKE INVESTMENT, L.P.,
a Delaware limited partnership

By NCP Lake Power Incorporated,
its general partner

By:	/s/ David Brauer
	Name:	David Brauer
	Title:	Vice President

LAKE INTEREST HOLDINGS INC.
a Delaware corporation

By:
Name:
Title:

NEW LAKE CORP.

By:	/s/ Michael Nelson
	Name:	Michael Nelson
	Title:	President